INDEPENDENT ACCOUNTANTS' REPORT

To the Board of Directors and Stockholders of New England Business Services, Inc.
Groton, Massachusetts

We have reviewed the condensed consolidated balance sheet of New England Business Services, Inc. and subsidiaries (the "Company") as of March 25, 2000, and the related condensed consolidated statements of income and cash flows for the nine-month and three-month periods then ended included in its report on Form 10-Q for the period ended March 25, 2000. These financial statements are the responsibility of the Company's management.

We conducted our review in accordance with standards established by the American Institute of Certified Public Accountants. A review of interim financial information consists principally of applying analytical procedures to financial data and of making inquiries of persons responsible for financial and accounting matters. It is substantially less in scope than an audit conducted in accordance with auditing standards generally accepted in the United States of America, the objective of which is the expression of an opinion regarding the financial statements taken as a whole. Accordingly, we do not express such an opinion.

Based on our review, we are not aware of any material modifications that should be made to such condensed consolidated financial statements for them to be in conformity with accounting principles generally accepted in the United States of America.


/s/ Deloitte & Touche LLP

Boston, Massachusetts
April 26, 2000